Exhibit 99.1

GUARANTY FEDERAL BANCSHARES, INC.
2010 EQUITY PLAN

1.	Purposes

The purposes of the Plan are to (a) promote the long-term success of the Company and to increase stockholder value by providing Eligible Employees and Directors with incentives to contribute to the long-term growth and profitability of the Company and (b) assist the Company in attracting, retaining and motivating highly qualified individuals.  The Plan permits the Committee to make Awards which constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

2.	Definitions

For purposes of the Plan, the following terms shall be defined as follows:

“Administrator” means the Committee or the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 3(d).

“Award” means an award made pursuant to the terms of the Plan to an Eligible Individual in the form of Stock Options, Stock Appreciation Rights, Stock Awards, Restricted Stock, Performance Units or Other Awards.

“Award Document” means a written document approved in accordance with Section 3 which sets forth the terms and conditions of the Award to the Participant.  An Award Document may be in the form of (i) an agreement between the Company which is executed by an officer on behalf of the Company and is signed by the Participant or (ii) a certificate issued by the Company which is executed by an officer on behalf of the Company but does not require the signature of the Participant.

“Board” means the Board of Directors of the Company.

“Cause” means the termination of Employee’s employment as a result of: (i) an act or acts of dishonesty undertaken by such Employee and intended to result in gain or personal enrichment of the Employee, (ii) persistent failure to perform the duties and obligations of such Employee which is not remedied in a reasonable period of time after receipt of written notice from Employer, taking unnecessary and excessive risks that threaten the value of the financial institution, (iv) violation of confidentiality or proprietary information obligations to or agreements entered into with the Employer, (v) use, sale or distribution of illegal drugs on the Employer’s premises, (vi) threatening, intimidating or coercing or harassing fellow employees, or (vii) the conviction of such Employee of a felony.

“Change in Control” means and includes each of the following:

(i)  A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)  The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)  The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination; a sale or other disposition of all or substantially all of the Company’s assets; the acquisition of assets or stock of another entity, in each case other than a transaction (x) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (y) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this section as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations (including any proposed regulations) thereunder.

“Committee” means the compensation committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan.  The Committee shall consist of at least two independent Board members and shall serve at the pleasure of the Board.

“Common Stock” means the common stock, par value $.001 per share, of the Company.  In the event the Company has more than one class of Common Stock, the class of Common Stock shall be as designated in the Award Document.

“Company” means Guaranty Federal Bancshares, Inc., a Delaware corporation.

“Director” means any individual who is a member of the Board but is not an Employee.

“Eligible Individuals” means the Employees and Directors.

“Employee” means any person employed by the Company or any Subsidiary.  A Participant shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor.  For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, three months after such ninety (90) day leave, any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option.  Neither service as a director nor payment of a director’s fee by the Company or a Subsidiary shall be sufficient to constitute “employment” by the Company or a Subsidiary.

“Employer” means the Company or a Subsidiary, as applicable, that employs the particular Employee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

“Fair Market Value” means, with respect to a share of Common Stock as of the relevant date of determination, an amount equal to the closing price per share of Common Stock on the NASDAQ Global Market or other NASDAQ market and any successor thereto (or on any national securities exchange) on that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.  If shares of Common Stock are no longer traded on the NASDAQ Global Market or other NASDAQ market and any successor thereto (or on any national securities exchange), but are traded over-the-counter (including on the Over-the-Counter Bulletin Board), then the Fair Market Value shall be the mean between the last reported bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which such Common Stock is quoted or, if Common Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, or through any successor system.  If there are no reported bid or asked prices for the Common Stock on the date of determination, then the Fair Market Value shall be the mean between the last reported bid and asked prices on the last preceding date for which such bid and asked prices exist.  If, on the particular date, the Common Stock is neither listed nor admitted to trading on the NASDAQ Global Market or other NASDAQ market and any successor thereto, any national securities exchange, or over-the-counter, then the Fair Market Value shall be determined by the Committee in good faith on such basis and taking into account such factors as the Committee shall deem appropriate.  Notwithstanding the foregoing, the definition of “Fair Market Value” shall be determined in a manner consistent with Section 409A, as necessary to avoid violation of or the application of Section 409A to any Award made under the Plan.

“Good Reason” for voluntary resignation in connection with a Change in Control means (i) a material adverse change in Employee’s duties or responsibilities as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not be deemed to occur upon a change in Employee’s reporting structure, upon a change in Employee’s duties or responsibilities that is a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph, or upon a change in Employee’s duties or responsibilities that is part of an across-the-board change in duties or responsibilities of employees at Employee’s level; (ii) any material reduction in Employee’s annual base salary in effect as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not include such a reduction of less than 10% that is part of an across-the-board reduction applicable to employees at Employee’s level; or (iii) without the Employee’s express written consent, the Employer requires the Employee to change the location of his or her job or office, so that he or she will be based at a location more than fifty (50) miles from the location of his or her job or office immediately prior to the Change in Control.  Notwithstanding the foregoing, Employee must provide notice of termination of employment to the Company within 90 days of Employee’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Plan.  The Company shall have a period of 30 days to cure any such event without triggering the obligations under this Plan.

“Incentive Stock Option” means a Stock Option which is an “incentive stock option” within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Document.

“Nonqualifred Stock Option” means a Stock Option which is not an Incentive Stock Option.

“Other Award” means any other form of award authorized under Section 13 of the Plan.

“Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

“Performance Unit” means a performance unit granted to an Eligible Individual pursuant to Section 12 hereof which is subject to performance criteria.

“Plan” means this Guaranty Federal Bancshares, Inc. 2010 Equity Plan.

“Restricted Stock” means Common Stock granted to an Eligible Individual pursuant to Section 11 hereof which is subject to restrictions.

“Retirement” means age 65 or over age 55 with twenty years of service.

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 9 hereof.

“Stock Award” means a share of Common Stock granted to an Eligible Individual for no consideration other than the provision of services or offer for sale to an Eligible Individual at a purchase price determined by the Committee, in either case pursuant to Section 10 hereof.

“Stock Option” means an Award to purchase shares of Common Stock granted to an Eligible Individual pursuant to Section 8 hereof.

“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock.

3.	Administration of the Plan

(a)           Power and Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof:

(i)            to select Participants from the Eligible Individuals;

(ii)           to make Awards in accordance with the Plan;

(iii)          to determine the number of shares of Common Stock subject to each Award or the cash amount payable in connection with an Award;

(iv)          to determine the terms and conditions of each Award, including, without limitation, those related to vesting, forfeiture, payment and exercisability, and the effect, if any, of the termination of a Participant’s status as an Employee or Director of the Company or a Subsidiary, and including the authority to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards, to amend the terms and conditions of an Award after the granting thereof to a Participant in a manner that is not, without the consent of the Participant, prejudicial to the rights of such Participant in such Award and to extend the period in which to exercise a Stock Option or to accelerate vesting;

(v)           to specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vi)          to construe and interpret any Award Document delivered under the Plan;

(vii)         to prescribe, amend and rescind rules and procedures relating to the Plan;

(ix)           subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(x)            to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(xi)           to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

(b)           Plan Construction and Interpretation.  The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c)           Determinations of Committee Final and Binding.  All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d)           Delegation of Authority.  The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Eligible Individuals who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) under Sections 3(b) and 16 of the Plan.  Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter.  Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator.  At all times, the Administrator appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee.  Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(e)           Liability of Committee.  No member of the Committee shall be liable for any action nor determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Company’s certificate of incorporation as it may be amended from time to time.  In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

(f)           Action by the Board.  Anything in the Plan to the contrary notwithstanding, any authority or responsibility which, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.	Effective Date and Term

The Plan shall become effective upon its adoption by the Board subject to its approval by the stockholders of the Company.  Prior to such stockholder approval, the Committee may grant Awards conditioned on stockholder approval.  If such stockholder approval is not obtained at or before the first annual meeting of stockholders to occur after the adoption of the Plan by the Board (including any adjournment or adjournments thereof), the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect.  In no event shall any Awards be made under the Plan after the tenth anniversary of the date of the Board’s adoption of the Plan.

5.	Shares of Common Stock Subject to the Plan

Subject to adjustment as provided in Section 15(b) hereof, the number of shares of Common Stock that may be issued pursuant to Awards under the Plan shall be 200,000 shares.  Shares issued under this Plan may be either authorized but unissued shares, treasury shares or any combination thereof.  To the extent that an Award terminates, expires, or lapses for any reason, any shares of Common Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan.  To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to this Plan.  Shares of Common Stock which are delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations set forth herein.  If any shares of Restricted Stock are forfeited by the Participant or repurchased by the Company, such shares may again be optioned, granted or awarded hereunder.  Notwithstanding the provisions of this Section 5, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

6.	Eligible Individuals

Awards may be granted by the Committee to Eligible Individuals; provided, however, that Directors shall not be eligible to receive Incentive Stock Options.  An individual’s status as an Administrator will not, by itself, affect his or her eligibility to participate in the Plan.

7.	Awards in General

(a)           Types of Award and Award Document.  Awards under the Plan may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Restricted Stock, Performance Units or Other Awards.  Any Award described in Sections 8 through 13 of the Plan may be granted singly or in combination or in tandem with any other Award, as the Committee may determine.  Awards may be made in combination with, in replacement of or as alternatives to grants of rights under any other employee compensation plan of the Company, including the plan of any acquired entity, or may be granted in satisfaction of the Company’s obligations under any such plan.

(b)           Terms Set Forth in Award Document.  The terms and provisions of an Award shall be set forth in a written Award Document approved by the Committee and delivered or made available to the Participant as soon as administratively practicable following the date of such Award.  The vesting, exercisability, payment, stock holding requirements and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Committee and set forth in the applicable Award Document.  Notwithstanding the foregoing, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Stock Option, Stock Appreciation Right or Other Award first becomes exercisable.

(c)           Clawback Provision.  Any performance-based awards granted under this Plan are subject to recovery by the Company if the Award grant was based on any financial information or other performance criteria that is subsequently determined to be materially inaccurate.

(d)           Voluntary Termination or Termination for Cause as Employee.  Upon a voluntary termination or termination for Cause, (i) any Options or SARs held by the Participant (whether or not then exercisable) shall expire and any rights thereunder shall terminate immediately and (ii) any non-vested Restricted Stock Awards of such Participant shall immediately be forfeited and any rights thereunder shall terminate, except to the extent set forth in the Award Document.

(e)           Retirement, Termination for Good Reason or Involuntary Termination.  Upon Retirement; a termination by the Employee for Good Reason; or an involuntary termination by the Company without Cause, the Participant may exercise his or her Award within such period of time as is specified in the Award Document to the extent that the Award is vested on the date of termination (but in no event later than the expiration of the term of such Award as set forth in the Award Document).  The date of a Participant’s termination as an Employee for any reason shall be determined in the sole discretion of the Committee.  In the absence of a specified time in the Award Document, the Award shall remain exercisable for three (3) months following the Participant’s termination as an Employee and then terminate, unless otherwise provided in the Plan.

(f)           Death or Disability of Participant.  If a Participant ceases to be an Employee as a result of the Participant’s death or disability (as defined in Section 22(e)(3) of the Code), the following shall occur: (i) all of such Employee’s outstanding Stock Options and Stock Appreciation Rights shall become vested and exercisable, (ii) all restrictions and conditions of all Stock Awards and Restricted Stock held by such Employee shall lapse and (iii) all Performance Units and any Other Awards held by such Employee shall be deemed to be fully earned.  In the absence of a specified time in the Award Document, the Stock Options and Stock Appreciation Rights shall remain exercisable for twelve (12) months following the Participant’s termination and then terminate.

(g)           Dividends and Dividend Equivalents.  The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award.  Payments can either be paid currently or deemed to have been reinvested in shares of Common Stock, and can be made in Common Stock, cash or a combination thereof, as the Committee shall determine.

(h)           Equity Holding Requirements.  The Committee may require Participants to retain ownership of a percentage of the Company’s Common Stock acquired by the Participant upon the vesting of the shares of Restricted Stock or Stock Options, after taxes and transaction costs, until a defined period of time or separation of employment.  The terms of any holding requirements will be specified in the Award Document for each Participant.

8.	Stock Options

(a)           Terms of Stock Options Generally.  A Stock Option shall entitle the Participant to whom the Stock Option was granted to purchase a specified number of shares of Common Stock during a specified period at a price that is determined in accordance with Section 8(b) below.  Stock Options may be either Nonqualified Stock Options or Incentive Stock Options.  The Committee will fix the vesting and exercisability conditions applicable to a Stock Option.

(b)           Exercise Price.  The exercise price per share of Common Stock purchasable under a Stock Option shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant.  Notwithstanding the foregoing, the exercise price per share of a Stock Option that is a Substitute Award may be less than the Fair Market Value per share on the date of award, provided that the excess of:

 (i)    the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares of Common Stock subject to the Substitute Award, over

 (ii)   the aggregate exercise price thereof,

does not exceed the excess of:

(iii)   the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the award assumed or substituted for by the Company, over

(iv)   the aggregate exercise price of such shares.

(c)           Option Term.  The term of each Stock Option shall be fixed by the Committee but which term shall in no event exceed ten years from the date of grant.

(d)           Incentive Stock Options.  Each Stock Option granted pursuant to the Plan shall be designated at the time of grant as either an Incentive Stock Option or as a Nonqualified Stock Option.  No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (A) the exercise price determined as of the date of grant is at least 110% of the Fair Market Value on the date of grant of the shares of Common Stock subject to such Stock Option, and (B) the Incentive Stock Option is not exercisable more than five years from the date of grant thereof.  No Incentive Stock Option may be granted under the Plan after the tenth anniversary of the adoption of the Plan by the Board.  To the extent that the aggregate Fair Market Value of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, the excess Stock Options shall be treated as Nonqualified Stock Options.  For purposes of this Section, Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the shares of Common Stock shall be determined as of the time the Stock Option with respect to such shares is granted.

(e)           Method of Exercise.  Subject to the provisions of the applicable Award Document, the exercise price of a Stock Option may be paid in cash or previously owned shares or a combination thereof.  In accordance with the rules and procedures established by the Committee for this purpose, the Stock Option may also be exercised through a “cashless exercise” procedure approved by the Committee involving a broker or dealer approved by the Committee, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price and/or to satisfy withholding tax obligations related to the Stock Option.

9.	Stock Appreciation Rights

(a)           General.  A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to the payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of shares of Common Stock for which the Stock Appreciation Right is exercised, over the exercise price for such Stock Appreciation Right specified in the applicable Award Document.  The exercise price per share of Common Stock covered by a Stock Appreciation Right shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant; provided, however, that, except as provided in Section 9(b) below, the exercise price per share shall be no less than 100% of the Fair Market Value per share on the date of grant (or if the exercise price is not fixed on the date of grant, then on such date as the exercise price is fixed).  Notwithstanding the foregoing, the exercise price per share of a Stock Appreciation Right that is a Substitute Award may be less than the Fair Market Value per share on the date of award, provided, that such exercise price is not less than the minimum exercise price that would be permitted for an equivalent Stock Option as determined in accordance with Section 8(b) above.  At the sole discretion of the Committee, payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash, in shares of Common Stock having an aggregate Fair Market Value as of the date of exercise equal to such amount, or in a combination of cash and shares of Common Stock having an aggregate value as of the date of exercise equal to such amount.  A Stock Appreciation Right may be granted alone or in addition to other Awards, or in tandem with a Stock Option.

(b)           Stock Appreciation Rights in Tandem with Stock Options.  A Stock Appreciation Right granted in tandem with a Stock Option may be granted either at the same time as such Stock Option or subsequent thereto.  If granted in tandem with a Stock Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the Stock Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Stock Option shall be exercisable, and shall have the same term and exercise price as the related Stock Option (which, in the case of a Stock Appreciation Right granted after the grant of the related Stock Option, may be less than the Fair Market Value per share on the date of grant of the tandem Stock Appreciation Right).  Upon exercise of a Stock Appreciation Right granted in tandem with a Stock Option, the related Stock Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Stock Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Stock Option exercise.

10.	Stock Awards

(a)           General.  A Stock Award shall consist of one or more shares of Common Stock granted to a Participant for no consideration other than the provision of services (or, if required by applicable law in the reasonable judgment of the Company, for payment of the par value of such shares).  Stock Awards shall be subject to such restrictions (if any) on transfer or other incidents of ownership for such periods of time, and shall be subject to such conditions of vesting, as the Committee may determine and as shall be set forth in the applicable Award Document.

(b)           Distributions.  Any shares of Common Stock or other securities of the Company received by a Participant to whom a Stock Award has been granted as a result of a stock distribution to holders of Common Stock or as a stock dividend on Common Stock shall be subject to the same terms, conditions and restrictions as such Stock Award.

11.	Restricted Stock

(a)           General.  An Award of Restricted Stock shall consist of a grant of one or more shares of Common Stock to a Participant for no consideration other than the provision of services or may be offered for sale to a Participant at a purchase price determined by the Committee, subject to the terms and conditions established by the Committee in connection with the Award and as set forth in the applicable Award Document.  Such shares of Common Stock shall be subject to such restrictions on transfer or other incidents of ownership for such periods of time, and shall be subject to such conditions of vesting, as the Committee may determine and as shall be set forth in the Award Document relating to such stock.  If shares of Common Stock are offered for sale under the Plan, the purchase price shall be payable in cash, or, in the sole discretion of the Committee and to the extent provided in any applicable Award Document, in shares of Common Stock already owned by the Participant, for other consideration acceptable to the Committee or in any combination of cash, shares of Common Stock or such other consideration.

(b)           Share Certificates; Rights and Privileges.  At the time Restricted Stock is granted or sold to a Participant, share certificates representing the appropriate number of shares or Restricted Stock shall be registered in the name of the Participant but shall be held by the Company in custody for the account of such person.  Company may take whatever actions it determines necessary to restrict the transferability of the unvested Restricted Stock including providing that the certificates bear a legend restricting their transferability.  Except for such restrictions on transfer or other incidents of ownership as may be determined by the Committee and set forth in the Award Document relating to an award or sale of Restricted Stock, a Participant shall have the rights of a stockholder as to such Restricted Stock, including the right to receive dividends and the right to vote in accordance with the Company’s certificate of incorporation.

(c)           Distributions.  Any shares of Common Stock or other securities of the Company received by a Participant to whom Restricted Stock has been granted or sold as a result of a stock distribution to holders of Common Stock or as a stock dividend on Common Stock shall be subject to the same terms, conditions and restrictions as such Restricted Stock.

12.	Performance Units

Performance Units may be granted as fixed or variable share- or dollar-denominated units subject to such conditions of vesting and time of payment as the Committee may determine and as shall be set forth in the applicable Award Document relating to such Performance Units.  Performance Units may be paid in Common Stock upon the satisfaction of the applicable performance criteria as described in the Award Document, cash or a combination of Common Stock and cash, as the Committee may determine.

13.	Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof.  Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, other Awards under the Plan.

14.	Certain Restrictions

(a)           Transfers.  Unless the Committee determines otherwise, no Award shall be transferable other than by will or by the laws of descent and distribution or pursuant to a domestic relations order.

(b)           Exercise.  During the lifetime of the Participant, a Stock Option, Stock Appreciation Right or similar-type Other Award shall be exercisable only by the Participant or by a permitted transferee to whom such Stock Option, Stock Appreciation Right or Other Award has been transferred in accordance with Section 14(a).

15.	Recapitalization or Reorganization

(a)           Authority of the Company and Stockholders.  The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)           Change in Capitalization.  Notwithstanding any provision of the Plan or any Award Document, the number and kind of shares authorized for issuance under Section 5 above shall be equitably adjusted by the Committee in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value or other similar corporate event affecting the Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan.  In addition, upon the occurrence of any of the foregoing events, the number of outstanding Awards and the number and kind of shares subject to any outstanding Award and the purchase price per share, if any, under any outstanding Award shall be equitably adjusted (including by payment of cash to a Participant) by the Committee in order to preserve the benefits or potential benefits intended to be made available to Participants granted Awards.  Such adjustments shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final.  Such adjusted Awards shall be subject to the same vesting schedule and restrictions to which the underlying Award is subject.

(c)           Change in Control.  Except as otherwise specified in the applicable Award Document and subject to Section 17(n) and (o) herein, in the event of a Change in Control, each outstanding Stock Option and all other Awards shall be assumed or an equivalent option or award substituted by the surviving corporation or a parent or subsidiary of the surviving corporation.  In the event that the surviving corporation refuses to assume or provide Substitute Awards, then, except as otherwise specified in the applicable Award Document, (i) a Participant shall fully vest in and have the right to exercise any Stock Option and Stock Appreciation Right as to all of the Common Stock under the Award, including shares as to which it would not otherwise be vested or exercisable and (ii) all restrictions and conditions, including any vesting requirements, of any Stock Award and Restricted Stock held by a Participant shall lapse.  In the absence of a specified time in the Award Document, the Stock Options and Stock Appreciation Rights shall remain exercisable for three (3) months following the Participant’s termination and then terminate.

16.	Amendments; Termination

The Board or Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that any amendment which under the requirements of any applicable law or stock exchange rule must be approved by the stockholders of the Company shall not be effective unless and until such stockholder approval has been obtained in compliance with such law or rule.  No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been granted, adversely affect the rights of such Participant under such Award, provided, however, that the Board or Committee shall have broad authority to amend the Plan or any Award under the Plan to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

17.	Miscellaneous

(a)           Tax Withholding.  The Company may require any individual entitled to receive a payment in respect of an Award to remit to the Company, prior to such payment, an amount sufficient to satisfy any federal, state or local tax withholding requirements.  The Company shall also have the right to deduct from all cash payments made pursuant to or in connection with any Award any federal, state or local taxes required to be withheld with respect to such payments.  In addition, the Company may permit any individual to whom an Award has been made to satisfy, in whole or in part, such obligation to remit taxes, by directing the Company to withhold shares of Common Stock that would otherwise be received by such individual upon settlement or exercise of such Award or by delivering to the Company shares of Common Stock owned by the individual prior to exercising the option, subject to such rules as the Committee may establish from time to time.

(b)           Parachute Payment Reduction.  In no event shall any Award or payment be accelerated under this Plan to an extent or in a manner so that such Award or payment, together with any other compensation and benefits provided to, or for the benefit of the Participant under any other plan or agreement of the Company or any of its Subsidiaries, would not be fully deductible by the Company or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code and any similar state, local or federal law (collectively, “Section 280G”).  If a Participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then such parachute payments will be reduced or modified so that the Company or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code in the following order (unless cutting the parachute payments back in such order would result in the imposition on the Participant of an additional tax under Section 409A of the Code (or similar state or local law) and cutting the parachute payments back in another order would not, in which case benefits shall instead be cut back in such other order): First all parachute payments that do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (in the order designated by the Participant).  Second, all parachute payments that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that were granted to the Participant in the 12-month period of time preceding the applicable Section 280G event, in the order such benefits were granted to the Participant.  Third, all remaining parachute payments shall be reduced pro-rata.  Notwithstanding the foregoing, if a Participant is a party to an employment or other agreement with the Company or one of its Subsidiaries, or is a Participant in a severance program sponsored by the Company or one of its Subsidiaries, that contains express provisions regarding Section 280G of the Code (or any similar successor provision), or the applicable Award agreement includes such provisions, the Section 280G provisions of such employment or other agreement or plan, as applicable, shall control as to the Awards held by that Participant (for example, and without limitation, a Participant may be a party to an employment agreement with the Company or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G provisions of such employment agreement shall control as to any Awards held by that Participant).

(c)           No Right to Grants or Employment.  No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan.  Nothing in the Plan or in any Award or Award Document shall confer upon any Employee any right to continued employment with Employer or interfere in any way with the right of Employer to terminate the employment of any of its employees at any time, with or without Cause.

(d)           Other Compensation.  Nothing in this Plan shall preclude or limit the ability of the Employer to pay any compensation to a Participant under the Employer’s other compensation and benefit plans and programs.

(e)           Other Employee Benefit Plans.  Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Employer, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(f)           Unfunded Plan.  The Plan is intended to constitute an unfunded plan for incentive compensation.  Prior to the payment or settlement of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to awards hereunder.

(g)           Securities Law Restrictions.  The Committee may require each Eligible Individual purchasing or acquiring shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the shares for investment and not with a view to the distribution thereof.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

(h)           Compliance with Rule 16b-3.  Notwithstanding anything contained in the Plan or in any Award Document to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than six months.

(i)           Award Document.  In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern, and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(j)           Expenses.  The costs and expenses of administering the Plan shall be borne by the Company.

(k)           Application of Funds.  The proceeds received from the Company from the sale of Common Stock or other securities pursuant to Awards will be used for general corporate purposes.

(l)           Deferral.  The Committee may, in its discretion and as provided in the applicable Award Document, permit a Participant to defer receipt of the shares underlying a Stock Option upon exercise or otherwise defer the recognition of income with respect to an Award pursuant to the terms of any deferred compensation plan maintained by the Company.

(m)           Applicable Law.  Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to conflicts of law principles.

(n)           Nonqualifred Deferred Compensation Plan Omnibus Provision.  The Company intends that all Awards under the Plan either comply with Section 409A of the Code (“Section 409A”) or comply with an exemption from the application of Section 409A.  The Committee shall not exercise any discretion under the Plan, including, but not limited to, the discretion in Section 7 and Section 15 herein, in any manner which would violate Section 409A.  Each Award Document covering an Award subject to Code Section 409A shall comply with the requirements of Section 409A and shall include any terms required by Section 409A (including the 6 month delay requirement, authorized distribution events and time and form of payment requirements).  All Awards exempt from Section 409A shall be interpreted and administered in a manner as to maintain such exemption.  Neither the Company nor the Committee, however, shall have any responsibility or liability if any Award is subject to adverse taxation under Section 409A.

(o)           Participation in Capital Purchase Program.  The Company has participated in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (the “CPP”) created by the Treasury Department pursuant to authority granted under the Emergency Economic Stabilization Act of 2008, as amended from time to time (the “EESA”).  As a result of its participation in the CPP, the Company is required to comply with the requirements of Section 111(b) of the EESA, in accordance with the guidance and regulations issued by the Treasury Department with respect to the CPP, as such guidance and regulations may be amended from time to time (the “CPP Requirements”).  The Plan is intended to permit the Committee, in its sole discretion, to grant Awards that are intended to qualify as TARP-compliant long-term restricted stock or restricted stock units under the CPP Requirements as well as to grant Awards that are not intended to qualify as TARP-compliant long-term restricted stock or restricted stock units, including without limitation the payment of a Participant’s salary in Stock Awards or the grant of Awards which, although not TARP=compliant long-term restricted stock or restricted stock units, nonetheless comply with the non-accrual and other limitations of the CPP Requirements.  Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered, interpreted and construed and, if and where applicable, benefits provided hereunder shall be limited, deferred, prohibited and/or subject to repayment to the Company in accordance with the CPP Requirements and Section 111(b) of the EESA, as amended from time to time, to the extent legally applicable.

(p)           Employee Status.  For purposes of determining questions of termination of employment and exercise of a Stock Option or Stock Appreciation Right after a Participant’s termination, a leave of absence for military service, illness, short-term disability or other reasons approved by a duly authorized officer of the Company will not be treated as termination or interruption of service; provided, however, that, with respect to an Incentive Stock Option, if such leave of absence exceeds ninety (90) days, such Incentive Stock Option will be deemed a Nonqualified Stock Option unless the Eligible Individual’s right to reemployment with the Company or a Subsidiary following such leave of absence is guaranteed by statute or by contract.  Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, reserves the right to designate a Participant’s leave of absence longer than ninety (90) consecutive days, other than for illness or short-term disability, as “Personal Leave,” provided that military leaves and approved family or medical leaves will not be considered Personal Leave.  A Participant’s unvested Awards will remain unvested during a Personal Leave and the time spent ,on a Personal Leave will not count towards the vesting of such Awards.  A Participant’s vested Stock Options or SARs that may be exercised will remain exercisable upon commencement of Personal Leave until the earlier of (i) a period of one year from the date of commencement of such Personal Leave; or (ii) the remaining exercise period of such Options.

(q)           Beneficiary Designation.  Each Participant may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die or become a Disabled Participant before receiving any or all of his or her Plan benefits.  Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime.  If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Participant’s Award Agreement.

(r)           Restrictive Covenants.  An Award Agreement may provide that, notwithstanding any other provision of this Plan to the contrary, if the Participant breaches the non-compete, non-solicitation, non-disclosure or other restrictive covenants of the Award Agreement, whether during or after termination of employment, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will forfeit:

(i)           any and all Awards granted to him or her under the Plan, including Awards that have become vested and exercisable; and/or

(ii)          the profit the Participant has realized on the exercise of any Options, which is the difference between the Options’ Exercise Price and the Fair Market Value of any Option the Participant exercised after terminating Service and within the six month period immediately preceding the Participant’s termination of Service (the Participant may be required to repay such difference to the Company).

(s)           Indemnification.  Each person who is or has been a member of the Committee or the Board, and any individual or individuals to whom the Committee has delegated authority under Article 2 of the Plan, will be indemnified and held harmless by the Company and its Subsidiaries from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan to the extent permitted by State law.  Each such person will also be indemnified and held harmless by the Company and its Subsidiaries from and against any and all amounts paid by him or her in a settlement approved by the Company, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Company an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it.  The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person who is or has been a member of the Committee or the Board may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

(t)           Notice.  Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered, or express mail, or sent by overnight courier, at the sender’s expense.  Notice will be deemed given (i) when delivered personally or, (ii) if mailed, three days after the date of deposit in the United States mail or, (iii) if sent by overnight courier, on the regular business day following the date sent.  Notice to the Participant should be sent to the address set forth on the Company’s records.  Either party may change the address to which the other party must give notice under this Section by giving the other party written notice of such change, in accordance with the procedures described above.

(u)           Fractional Shares.  No fractional shares of Common Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.